Exhibit 99.1

Barnes & Noble Reports Fiscal 2010 Fourth Quarter and Full-Year Financial Results

Barnes & Noble.com Fourth Quarter Sales Increase 51%

Barnes & Noble College Booksellers Fourth Quarter Comparable Store Sales Increase 2.7%

Expects 20% to 25% Sales Increase in Fiscal 2011

Expects 75% Sales Increase for Barnes & Noble.com to $1 Billion

NEW YORK--(BUSINESS WIRE)--June 28, 2010--Barnes & Noble, Inc. (NYSE: BKS), the world’s largest bookseller, today reported sales and earnings for its fiscal 2010 fourth quarter and full year ended May 1, 2010.

FOURTH QUARTER RESULTS

Total sales for the fourth quarter were $1.3 billion, a 19% increase from the thirteen weeks ended May 2, 2009. Barnes & Noble.com sales increased 51% to $141 million for the quarter, as compared to the period one year ago. Barnes & Noble store sales decreased 3% to $962 million, with comparable store sales decreasing 3.1% for the quarter, in-line with guidance of a comparable store sales decline between 2% and 4%. In 2010, total sales include Barnes & Noble College Booksellers (“College”) sales of $205 million. College’s comparable store sales increased 2.9%, exceeding guidance of a decline of 1% to an increase of 1%.

For the fourth quarter, the company reported a consolidated net loss of $32 million, or $0.58 per share. Included in these results is a benefit of $0.25 per share resulting from the release of tax reserves pursuant to the completion of tax examinations. The results also include an after-tax benefit of $0.07 per share, resulting from a more favorable physical inventory shortage rate than previously forecasted. Excluding both of these benefits, the fourth quarter net loss was $0.89 per share. This loss was in-line with previously issued guidance of $0.85 to $1.15 per share.

FISCAL 2010 FULL-YEAR RESULTS

Total sales for the full year were $5.8 billion. Barnes & Noble.com sales increased 24% to $573 million for the year, as compared to the twelve month period ended May 2, 2009. Barnes & Noble store sales were $4.3 billion, with comparable store sales decreasing 4.8% for the year. Total fiscal year 2010 sales include post-acquisition College sales of $836 million, with comparable store sales decreasing 0.3% during that same period.

Consolidated net earnings were $36.7 million, or $0.63 per share. Excluding the tax benefits noted above, consolidated net earnings would have been $0.39 per share, as compared to guidance of $0.23 to $0.53 per share.

GUIDANCE

In fiscal 2011, Barnes & Noble expects its consolidated sales to increase 20% to 25%. Barnes & Noble.com comparable sales are expected to increase by approximately 75% to $1 billion. (Barnes & Noble.com comparable sales reflects the actual retail selling price for eBooks sold under the agency model rather than solely the commission received.) Barnes & Noble comparable store sales are expected to be in a range of flat to an increase of 3%. College comparable store sales are expected to be flat.

“We are pleased that in the fourth quarter each of our three channels of business have all gained significant share: physical bookstores, digital books and books sold online at bn.com. In fact, in just a brief 12 months since we launched the Barnes and Noble ebookstore, our share of the digital market already exceeds our share of the retail book market,” said William Lynch, chief executive officer of Barnes & Noble, Inc. “In light of the exciting digital opportunity before us, we are planning to redirect a significant portion of our financial resources towards investments in technology, sales and marketing. These investments will impact our bottom line in 2011, but we believe they will enable Barnes & Noble to capitalize on the significant mid-to-long-term growth opportunities presented by the digital markets.”

As a result of the planned increases in investment spending in the business, the company expects EBITDA to be in a range of $235 million to $275 million and earnings per share to be in a range of breakeven to a loss of $0.40 for fiscal 2011. In accordance with ASC 605-25 Revenue Recognition, Multiple Element Arrangements, the company is deferring certain eReader device revenue over a two year period. Excluding this deferral, fiscal 2011 net earnings (losses) per share are expected to be in a range of ($0.10) to $0.30.

“The explosive growth of digital books has created the most compelling opportunity in Barnes & Noble’s history,” said Leonard Riggio, chairman of Barnes & Noble, Inc. “We have found that Barnes & Noble Members, our best customers, have increased their combined physical and digital spend with us by 17 percent since purchasing a NOOKTM, and by a phenomenal 70 percent in total units. Based on our assessment of the future digital landscape, I am confident that we have the right strategy and management team to drive Barnes & Noble’s next phase of growth and development.”

For the company’s fiscal 2011 first quarter ending July 31, 2010, Barnes & Noble.com comparable sales are expected to increase 30% to 50%. Barnes & Noble comparable store sales are expected to be in a range of flat to an increase of 3%. College comparable store sales are expected to be flat. First quarter net loss per share is expected to be in a range of $0.85 to $1.15.

INVESTOR DAY WEBCAST

The company’s senior management will host an investor conference beginning at 9:00 AM ET on Tuesday, June 29, to discuss the company's financial results, business strategy and longer-term outlook. The webcast of this investor conference can be accessed on Barnes & Noble, Inc.'s corporate website at www.barnesandnobleinc.com/webcasts. The webcast will be archived and available for one year at www.earnings.com.

Barnes & Noble, Inc. will report fiscal 2011 first quarter results on or about August 24, 2010.

ABOUT BARNES & NOBLE, INC.

Barnes & Noble, Inc. (NYSE: BKS), the world’s largest bookseller and a Fortune 500 company, operates 720 bookstores in 50 states. Barnes & Noble College Booksellers, LLC, a wholly-owned subsidiary of Barnes & Noble, also operates 637 college bookstores serving nearly 4 million students and faculty members at colleges and universities across the United States. Barnes & Noble is the nation’s top bookseller brand for the seventh year in a row, as determined by a combination of the brand’s performance on familiarity, quality, and purchase intent; the top bookseller in quality for the second year in a row and the number two retailer in trust, according to the EquiTrend® Brand Study by Harris Interactive®. Barnes & Noble conducts its online business through Barnes & Noble.com (www.bn.com), one of the Web’s largest e-commerce sites, which also features more than one million titles in its eBookstore (www.bn.com/ebooks). Barnes & Noble customers can buy and read eBooks on the widest range of platforms, including NOOK™ by Barnes & Noble, eBook Readers from partner companies, and hundreds of the most popular mobile and computing devices using free BN eReader software.

General information on Barnes & Noble, Inc. can be obtained via the Internet by visiting the company’s corporate website: www.barnesandnobleinc.com.

NOOK™ is a trademark of Barnes & Noble, Inc.

Social Media Links: Follow B&N on Twitter: www.bn.com/twitter Become a fan of our Facebook Page: http://www.facebook.com/barnesandnoble Subscribe to our channel: http://www.youtube.com/user/BNStudio

SAFE HARBOR

This press release contains “forward-looking statements.” Barnes & Noble is including this statement for the express purpose of availing itself of the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. These forward-looking statements are based on currently available information and represent the beliefs of the management of the company. These statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, general economic and market conditions, decreased consumer demand for the company’s products, possible disruptions in the company’s computer systems, telephone systems or supply chain, possible risks associated with data privacy and information security, possible work stoppages or increases in labor costs, possible increases in shipping rates or interruptions in shipping service, effects of competition, possible disruptions or delays in the opening of new stores or the inability to obtain suitable sites for new stores, higher than anticipated store closing or relocation costs, higher interest rates, the performance of the company’s online, digital and other initiatives, the performance and successful integration of acquired businesses, the success of the company’s strategic investments, unanticipated increases in merchandise, component or occupancy costs, unanticipated adverse litigation results or effects, the results or effects of any governmental review of the company’s stock option practices, product and component shortages, and other factors which may be outside of the company’s control. Please refer to the company’s annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially. The company assumes no obligation to update or revise any forward-looking statements.

BARNES & NOBLE, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)

	13 weeks ended	13 weeks ended	52 weeks ended	52 weeks ended
	May 1, 2010	May 2, 2009	May 1, 2010	January 31, 2009

Sales	$1,319,446	1,105,152	$5,810,564	5,121,804
Cost of sales and occupancy	956,416	773,491	4,133,819	3,540,596
Gross profit	363,030	331,661	1,676,745	1,581,208
Selling and administrative expenses	367,969	286,554	1,392,207	1,251,524
Depreciation and amortization	56,683	45,879	207,774	173,557
Pre-opening expenses	137	2,472	3,518	12,796
Operating profit (loss)	(61,759)	(3,244)	73,246	143,331
Interest expense, net	10,139	199	28,237	2,344
Income (loss) from continuing operations before taxes	(71,898)	(3,443)	45,009	140,987
Income taxes	(39,846)	(1,374)	8,365	55,591
Income (loss) from continuing operations (net of income tax)	(32,052)	(2,069)	36,644	85,396
Loss from discontinued operations (net of income tax)	-	(654)	-	(9,506)
Net income (loss)	(32,052)	(2,723)	36,644	75,890
Net loss attributable to noncontrolling interests	14	30	32	30
Net income (loss) attributable to Barnes & Noble, Inc.	$(32,038)	(2,693)	$36,676	75,920

Income (loss) attributable to Barnes & Noble, Inc.
Income (loss) from continuing operations	$(32,052)	(2,069)	$36,644	85,396
Less loss attributable to noncontrolling interests	14	30	32	30
Net income (loss) from continuing operations attributable to Barnes & Noble, Inc.	$(32,038)	(2,039)	$36,676	85,426

Basic income per common share:
Income (loss) from continuing operations attributable to Barnes & Noble, Inc.	$(0.58)	(0.04)	$0.64	1.50
Loss from discontinued operations attributable to Barnes & Noble, Inc.	-	(0.01)	-	(0.17)
Net income (loss) attributable to Barnes & Noble, Inc.	$(0.58)	(0.05)	$0.64	1.33

Diluted income per common share:
Income (loss) from continuing operations attributable to Barnes & Noble, Inc.	$(0.58)	(0.04)	$0.63	1.46
Loss from discontinued operations attributable to Barnes & Noble, Inc.	-	(0.01)	-	(0.17)
Net income (loss) attributable to Barnes & Noble, Inc.	$(0.58)	(0.05)	$0.63	1.29

Weighted average common shares outstanding
Basic	55,597	54,759	55,344	55,207
Diluted	55,597	54,759	56,153	56,529

Dividends declared per common share	$0.25	0.25	$1.00	0.90

Percentage of sales:
Sales	100.0%	100.0%	100.0%	100.0%
Cost of sales and occupancy	72.5%	70.0%	71.1%	69.1%
Gross profit	27.5%	30.0%	28.9%	30.9%
Selling and administrative expenses	27.9%	25.9%	24.0%	24.4%
Depreciation and amortization	4.3%	4.2%	3.6%	3.4%
Pre-opening expenses	0.0%	0.2%	0.1%	0.2%
Operating profit (loss)	-4.7%	-0.3%	1.3%	2.8%
Interest expense, net	0.8%	0.0%	0.5%	0.0%
Income (loss) from continuing operations before taxes	-5.4%	-0.3%	0.8%	2.8%
Income taxes	-3.0%	-0.1%	0.1%	1.1%
Income (loss) from continuing operations (net of income tax)	-2.4%	-0.2%	0.6%	1.7%

BARNES & NOBLE, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands)

	May 1, 2010	May 2, 2009

ASSETS
Current assets:
Cash and cash equivalents	$60,965	86,594
Receivables, net	106,576	70,721
Merchandise inventories	1,370,111	1,233,756
Prepaid expenses and other current assets	181,825	121,563
Total current assets	1,719,477	1,512,634

Property and equipment:
Land and land improvements	8,618	9,298
Buildings and leasehold improvements	1,212,567	1,102,439
Fixtures and equipment	1,594,048	1,331,524
	2,815,233	2,443,261
Less accumulated depreciation and amortization	2,003,199	1,642,517
Net property and equipment	812,034	800,744

Goodwill	528,541	254,842
Intangible assets, net	580,962	82,691
Other noncurrent assets	64,672	13,368
Total assets	$3,705,686	2,664,279

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$868,976	698,315
Accrued liabilities	755,432	587,454
Short-term note payable	100,000	-
Total current liabilities	1,724,408	1,285,769

Long-term debt	260,400	-
Deferred taxes	311,607	79,369
Other long-term liabilities	505,903	387,318

Shareholders' equity:
Common stock; $.001 par value; 300,000 shares authorized; 88,993 and 88,225 shares issued, respectively	89	88
Additional paid-in capital	1,286,215	1,274,454
Accumulated other comprehensive loss	(13,212)	(12,015)
Retained earnings	681,082	697,042
Treasury stock, at cost, 33,285 and 33,148 shares, respectively	(1,052,356)	(1,049,328)
Total Barnes & Noble, Inc. shareholders' equity	901,818	910,241
Noncontrolling interest	1,550	1,582
Total shareholders' equity	903,368	911,823
Commitments and contingencies	-	-
Total liabilities and shareholders' equity	$3,705,686	2,664,279

CONTACT:
Barnes & Noble, Inc.
Media Contact:
Mary Ellen Keating, Senior Vice President
Corporate Communications
212-633-3323
mkeating@bn.com
or
Investors:
Joseph J. Lombardi, Chief Financial Officer
212-633-3215
jlombardi@bn.com
Andy Milevoj, Director of Investor Relations
212-633-3489
amilevoj@bn.com